Exhibit 99.1

 JoS. A. Bank Clothiers Announces 25.5% Increase in September Sales;
                 Comparable Store Sales Increase 12.9%

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Oct. 6, 2005--JoS. A. Bank Clothiers, Inc. (NASDAQ National Market: "JOSB") announces that its total sales for the fiscal month ended October 1, 2005 (fiscal September 2005) increased 25.5% to $40.3 million compared with $32.1 million in fiscal September 2004. Also, comparable store sales increased 12.9%, while combined catalog and internet sales increased 17.4% in fiscal September 2005, when compared with fiscal September 2004.
    "The double-digit sales gains were driven primarily by aggressive promotional activity that was set in place to offset any potential impact of the hurricanes that affected the country in September," stated David E. Ullman, Executive Vice President - Chief Financial Officer of JoS. A. Bank Clothiers, Inc.
    Total sales for the eight months ended October 1, 2005 increased 22.2% to $263.8 million compared with $215.8 million in the comparable prior year period. Also, comparable store sales increased 6.6%, while combined catalog and internet sales increased 24.7% in the eight months ended October 1, 2005, when compared with the same prior year period.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 296 stores in 39 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 29, 2005. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com